                                                                  EXHIBIT 10.26



                              LICENSE AND RESEARCH

                            COLLABORATION AGREEMENT

         THIS LICENSE AND RESEARCH COLLABORATION AGREEMENT has a signature date as of the 23rd day of March 1997 (the "Signature Date"), but will be effective only as provided in Section 19.14 below, by and between Geron Corporation, a Delaware corporation having its principal place of business at 230 Constitution Drive, Menlo Park, California, U.S.A. 94025 ("Geron") and Pharmacia & Upjohn S.p.A., a corporation of Italy having its principal place of business at Via Robert Koch, 1.2, 20152 Milano, Italy ("P&U").

                                    RECITALS

         A. Geron possesses certain rights pertaining to the inhibition of the enzyme telomerase as it relates to the treatment of cancer in humans.

         B. In April 1995, Geron entered into the KH Collaboration (as defined below) with Kyowa Hakko Kogyo Co., Ltd., a corporation of Japan, for the research and development of compounds that inhibit telomerase for the treatment of cancer in humans and for sale in certain countries of Asia.

         C. In December 1996, Geron and P&U entered into: (i) a Heads of Agreement that describes a collaboration with the objective to discover and develop pharmaceutical products containing compounds that inhibit telomerase for the treatment of cancer in humans and for sale on a worldwide basis, subject to Kyowa Hakko entering into an appropriate amendment to the

KH Collaboration with Geron, and (ii) a Common Stock Purchase Agreement under which P&U purchased U.S. 2,000,000 of Geron Common Stock.

         D. Geron and P&U desire to enter into this Agreement to achieve the objective set forth in the Heads of Agreement, and Geron is contemporaneously entering into (i) an amendment of the KH Collaboration to conform to the terms and provisions of this Agreement and (ii) the Three-Way Agreement (as defined below).

         E. Geron and P&U are also contemporaneously entering into a second Common Stock Purchase Agreement pursuant to which Geron will sell and P&U will purchase an additional U.S. 8,000,000 of Geron Common Stock in two installments.

                                   ARTICLE 1

                                  DEFINITIONS

         The following terms shall be defined as follows for the purposes of this Agreement:

         1.1 "Affiliate" means an entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another entity. For purposes of this definition, "control" means the direct or indirect ownership of (a) at least [*] or, if less than [*], the maximum percentage as allowed by applicable law, of the outstanding voting securities of such entity or (b) at least [*] of the decision making authority of such entity.


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

         1.2 "Asian Territory" means China, Hong Kong, India, Indonesia, Kampuchea, South and North Korea, Laos, Malaysia, Myanmar (formerly Burma), the Philippines, Singapore, Taiwan, Thailand, and Vietnam. The Asian Territory does not include Japan.

         1.3 "Candidate Drug" means a compound suitable for commercial development for use in the Field that has been selected by P&U in accordance with Section 2.6 for further pre-clinical and clinical development by P&U in accordance with P&U CD Selection Procedures and this Agreement.

         1.4 "Clinical Expense Credit" means a credit against future royalties payable to Geron pursuant to Article 7 equal to [*] percent ([*]%) of the costs and expenses incurred [*].

         1.5 "COGS" shall mean the sum of the following costs to the extent allocable to a Product sold by P&U in the Territory for the particular period during which any royalty is calculated (net of any intercompany transfer pricing): [*]. COGS shall exclude the following: [*]. COGS shall be calculated in a manner consistent with generally accepted accounting principles used in the place


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

of manufacture, consistently applied. The methodology to be used in making the allocations referred to above shall be consistent with P&U's methodology for similar products and shall be consistent from year to year.

         1.6 "Control" means, for purposes of this Agreement (other than the definition of Affiliate), possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. Rights which may be acquired by the exercise of an option that would increase the royalty or other payment obligation of the party exercising such option shall not be Controlled by such party. Examples of the meaning of Control are set forth on EXHIBIT 1.6.

         1.7 "Development Plan" means the written plan for clinical development of a Product prepared by P&U in accordance with Section 3.1.

         1.8     "Effective Date" shall have the meaning set forth in Section
19.14.

         1.9 "Field" means the inhibition of the enzyme telomerase for the treatment of cancer in humans, excluding treatments based on antisense, ribozyme, or gene therapy-based telomerase inhibitors.

         1.10    "Geron Compound" means a compound that [*]



* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.






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[*].  In the event a Geron Compound is identical to a P&U Compound or a KH
Compound, then that compound shall be deemed, for purposes of this Agreement, to be a Compound of the party that identified or caused to be identified (i.e., by submitting for screening) that compound as a telomerase inhibitor. For the purpose of this Section 1.10 and Sections 1.19, 1.30, and 1.40, (i) a compound is not a telomerase inhibitor unless it has a [*] as tested in the primary and primary and secondary assays referred to in the Research Plan) of less than [*] and [*] of at least [*] when tested in the secondary biochemical assays referred to in the Research Plan, and (ii) two compounds are "Chemically Equivalent" if
(a) the second compound is an isomer, salt, or ester of the first compound or
(b) the second compound results from a chemical synthesis or compound acquisition program based on the first compound or on SAR data relating to the first compound, and the second compound does not have a [*] [*] as tested in the primary and primary and secondary assays referred to in the Research Plan) of at least [*] higher than the first compound.

         1.11 "Geron Knowhow" means Information that (i) Geron discloses to P&U under this Agreement, or (ii) is Controlled by Geron or its Affiliates during the term of this Agreement, including Information resulting from the Research. Geron Knowhow excludes Geron Patents.

         1.12 "Geron Patent" means a Patent which claims a process, method, apparatus, composition of matter, compound, chemical, material, or article of manufacture useful in the Field (or the discovery, development, manufacture and clinical use of compounds having


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

potential activity in the Field), which Patent is Controlled by Geron or its Affiliates during the term of this Agreement, including Geron's undivided interest in any Joint Patent. Set forth in EXHIBIT 1.12 is a list of all current Geron Patents.

         1.13 "Geron Technology" means the Geron Knowhow and Geron Patents, collectively.

         1.14 "IND" means an Investigational New Drug application filed with the U.S. Food and Drug Administration or the comparable application in a Major Country.

         1.15 "Information" means techniques; inventions; practices; methods; knowledge; knowhow; skill; experience; test data, including, without limitation, pharmacological, toxicological, and clinical test data, analytical and quality control data, having application in the Field.

         1.16 "Joint Patent" means a Patent that claims a process, method, apparatus, composition of matter, compound, chemical, material, or article of manufacture useful in the Field (or the discovery, development, manufacture and clinical use of compounds having potential activity in the Field) and the subject of which is an invention jointly invented, as determined under the laws of the jurisdiction in which a patent application for such invention is filed, by Geron and P&U in the course of performing the Research.

         1.17 "Joint Research Committee" or "JRC" means the committee established pursuant to this Agreement with responsibility for directing the Research.

         1.18 "KH Collaboration" means the License and Research Collaboration Agreement between Geron and Kyowa Hakko, dated April 24, 1995, as amended.

         1.19    "KH Compound" means a compound useful in the Field that [*]
In the event a KH Compound is identical to a P&U Compound or a Geron Compound, then that compound shall be deemed, for purposes of this Agreement, to be a Compound of the party that first identified or caused to be identified (i.e., by submitting for screening) that compound as a telomerase inhibitor.

         1.20 "KH Knowhow" means Information which (i) Kyowa Hakko discloses to Geron under the KH Collaboration or (ii) is Controlled (as defined in the KH Collaboration) by Kyowa Hakko or its Affiliates during the term of this Agreement. KH Knowhow excludes KH Patents.

         1.21 "KH Patent" means a Patent which claims a process, method, apparatus, composition of matter, compound, chemical, material, or article of manufacture useful in the Field (or the discovery, development, manufacture and clinical use of compounds having potential activity in the Field), which Patent is Controlled (as defined in the KH Collaboration) by KH or its Affiliates during the term of this Agreement, including KH's undivided interest in any Patent jointly owned with Geron.


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

         1.22 "KH Technology" means the KH Knowhow and KH Patents, collectively.

         1.23 "Kyowa Hakko" or "KH" means Kyowa Hakko Kogyo Co., Ltd., a corporation of Japan having its principal place of business at 1-6-1 Ohtemachi, Chiyoda-Ku, Tokyo, Japan.

         1.24    "Major Country" means [*]

         1.25 "Major Sublicensee" means a Third Party to which P&U has granted the right to manufacture, in whole or in part, and sell Products.

         1.26 "NDA" means a New Drug Application filed with the U.S. Food and Drug Administration or the comparable application in a Major Country.

         1.27 "Patent" means any patent application or issued patent, including any extension, registration, confirmation, continuation, continuation-in-part, reissue, re-examination, renewal, supplementary protection certificate or the like thereof in any country. A patent application which is still pending more than [*] after its filing date shall not be taken into account for the purpose of Article 7 after such time, until a patent issues from such application; provided however, that in the event the patent application is licensed from a Third Party and the license with such Third Party provides for a longer pendency period, such longer pendency period shall apply for purposes of this Agreement.

         1.28 "Patent Costs" means the fees and expenses paid to legal counsel and other third parties, and filing and maintenance expenses, incurred in connection with the prosecution,


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

establishment and maintenance of rights under Patents applicable to Products, including costs of patent interference and opposition proceedings, but specifically excluding expenses related to litigation and any expenses related to the enforcement of any Patent or the defense of any claim of patent infringement.

         1.29 "Product" means any pharmaceutical product or preparation that comprises a Compound selected by P&U for development in accordance with Section
2.6 herein having activity in the Field, and that utilizes or was made as a result of utilizing Geron Technology, KH Technology or P&U Technology.

         1.30    "P&U Compound" means a compound useful in the Field that [*]
In the event a P&U Compound is identical to a Geron Compound or a KH Compound, then that compound shall be deemed, for purposes of this Agreement, to be a Compound of the party that first identified or caused to be identified (i.e., by submitting for screening) that compound as a telomerase inhibitor.

         1.31 "P&U Knowhow" means Information that (i) P&U discloses to Geron under this Agreement, or (ii) is Controlled by P&U or its Affiliates during the term of this Agreement, including Information resulting from the Research. P&U Knowhow excludes P&U Patents.



* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

         1.32 "P&U Patent" means a Patent which covers a method, apparatus, compound, chemical, material, or article of manufacture useful in the Field (or the discovery, development, manufacture and clinical use of compounds having potential activity in the Field), which Patent is Controlled by P&U or its Affiliates during the term of this Agreement, including P&U's undivided interest in any Joint Patent.

         1.33 "P&U CD Selection Procedures" means the written guidelines adopted by P&U from time to time with respect to the general criteria, procedures, and review process for selecting pharmaceutical compounds for commercial development and, to the extent the same exist, the specific guidelines applicable to oncology pharmaceuticals shall be considered P&U CD Selection Procedures for purposes of this definition. P&U shall keep Geron informed of such procedures, including any changes in such procedures. The current P&U CD Selection Procedures are set forth in the Research Plan, which shall be updated to reflect any change in such Procedures.

         1.34 "P&U Technology" means the P&U Knowhow and P&U Patents, collectively.

         1.35 "P&U Sales" means the gross amount invoiced by P&U, its Affiliates and Major Sublicensees for sales of Products, less: (i) rebates, retroactive price reductions, and discounts, including cash discounts, (ii) credits or allowances actually granted upon claims, rejections or returns of Products, including recalls, regardless of the party requesting such, (iii) freight, postage, shipping, and insurance charges paid for delivery of Product, to the extent billed and paid by P&U, and (iv) taxes (other than income taxes), duties and other governmental charges incurred in connection with the sale of Products.

         1.36 "Research" means all work performed by or for Geron and P&U in the Field during the Research Term according to the Research Plan.

         1.37 "Research Plan" means the written plan for the Research to be conducted during the Research Term attached hereto as EXHIBIT 1.37 .

         1.38 "Research Term" means the period commencing on the Effective Date and ending on the first to occur of (i) termination of this Agreement by either party under Article 17, or (ii) the third anniversary of the Effective Date (unless otherwise extended in accordance with this Agreement).

         1.39 "Sales Plan" means the written plan prepared by P&U for the commercialization of each Product in the Territory.

         1.40 "Selectable Compounds" means all compounds identified as telomerase inhibitors by Geron or P&U prior to the Effective Date or by either party or KH during the Research Term; provided, however, [*]

         1.41 "Selection Period" means the period commencing on the Effective Date and ending [*] months after the end of the Research Term.


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

         1.42    "Territory" means the entire world.

         1.43 "Third Party" means any person or entity other than Geron, P&U, Kyowa Hakko, or an Affiliate of Geron, P&U, or Kyowa Hakko.

         1.44 "Third Party License" means a license between a party to this Agreement and any Third Party.

         1.45 "Three-Way Agreement" means the Three Party Agreement dated as of the Signature Date of this Agreement by and among Geron, P&U and Kyowa Hakko.

                                   ARTICLE 2

                                    RESEARCH

         2.1 Collaborative Research. Geron and P&U will conduct the Research on a collaborative basis with the goal of identifying compounds useful in the Field and suitable for clinical development into commercially successful Products in the Territory. As part of such collaboration, Geron and P&U shall each use reasonable diligent efforts to engage in and conduct the Research and shall commit the resources required for the Research, all as more particularly set forth in the Research Plan. The Research Plan describes the activities and resource commitments of Geron and P&U, including, without limitation, for scientific research, drug discovery, screening and testing of compounds, synthesizing compounds, and determining structure/activity relationships, to be undertaken by each party in the Research. As further described in the Research Plan, Geron shall disclose such Geron Knowhow and provide such technical assistance and materials as may be reasonably required to establish its in vitro telomerase inhibitor screening assays at P&U's (or its Affiliate's) facilities. Subject to any rights of Third Parties, appropriately selected compounds contained in libraries Controlled by P&U and its Affiliates shall be screened by P&U or Geron to identify telomerase inhibitors as described in the Research Plan. Subject to the approval of the JRC, Geron may contract with and make payments to Third Parties for Research to be conducted in collaboration with Geron consistent with the Research Plan. Any modifications of the Research Plan shall be made by the JRC.

         2.2     Research Efforts.

                 (a) To further the purposes of the Research, each party may provide certain of its employees to work at the other party's facilities, subject to approval by the JRC. Each party shall record scientific data in laboratory notebooks in a manner that protects the confidentiality of information relating to the structure of telomerase inhibitor compounds of the other party. On reasonable notice, and at reasonable intervals, each party shall have the right to inspect and copy such notebooks and other relevant records to the extent reasonably required to carry out its respective obligations and to exercise its respective rights hereunder.

                 (b) Each party shall inform the other party and the JRC in writing promptly upon the party's synthesis or identification of compounds or compositions of matter that are Selectable Compounds. The party shall include in such notices to the other party the [*] and any other information relevant to the synthesizing or using of such Compounds in the Field. Upon request, each party also shall supply to the other a reasonable quantity (sufficient for analytical and biochemical characterization as determined by the JRC) of any Compound synthesized by such party during the Selection Period.

         2.3 Records of Research Expenditures. Geron will maintain complete and accurate records of its expenditures for its Research, and provide quarterly reports of such expenditures. Such records shall be open during reasonable business hours for a period of [*] years from their creation for examination at P&U's expense, such examination to take place on [*]


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

[*] notice and not more often than [*] by a certified public accountant selected by P&U and reasonably acceptable to Geron. Such accountant shall review the records for the sole purpose of verifying the accuracy of expenditures reported by Geron under this Agreement and to assure that such funds were expended for the Research, and such information shall be considered confidential under the terms of this Agreement. Such expenditures shall be accounted for in accordance with generally acceptable accounting principles, consistently applied. Qualifying expenditures shall be only an amount equal to [*] (adjusted annually by the JRC), and [*] of sponsored research payments for work done by Third Parties which is made available to the Research and performed in accordance with the Research Plan. An "FTE" shall mean a full-time equivalent (as determined by the employment policies of the party) scientist performing scientific work on or directly related to the Research, and such amount shall include all direct salaries, benefits and related taxes and other labor costs, all direct costs for materials, supplies, travel, and subcontracted services, and all occupancy and other indirect costs allocable to the Research.

         2.4 Formation of Joint Research Committee. The Research will be directed by a Joint Research Committee ("JRC") comprised of six (6) individuals with half being appointed and replaced by Geron and the other half being appointed and replaced by P&U. The initial appointees to the JRC are listed in
EXHIBIT 2.4; each party shall promptly notify the other party in writing of replacements or appointments to the JRC. All decisions of the JRC shall require a majority vote of all the members of the JRC. Matters resulting in tie-votes shall be referred to the Chief Executive Officer of Geron and the Managing Director of P&U for resolution;


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

provided however, that in no event shall any failure to resolve any tie-vote cause termination of this Agreement or termination of P&U's obligation to make any of the research payments in accordance with Article 8 hereof. The JRC will meet in person at least twice a year to discuss the progress of the Research. The chairperson of the JRC shall be selected from among the members of the JRC alternatively by Geron and P&U to one year terms, commencing on the Effective Date, with Geron selecting first. The JRC shall terminate and cease to exist upon the first anniversary of the expiration of the Research Term.

         2.5 Responsibilities of JRC. The purpose of the JRC is to oversee and direct the Research. In addition to the JRC, each party shall appoint employees to a project team to carry out the day-to-day activities involved in identifying compounds active as telomerase inhibitors and suitable for clinical development and to expedite the progress of compounds through the completion of preclinical activities, all as described in the Research Plan. The JRC shall further have the responsibility for modifying the Research Plan as necessary over time to ensure the greatest likelihood of success in achieving the objective of the Research Plan. Any modifications of the Research Plan shall be memorialized in writing, formally reviewed by the JRC, and if approved by a majority vote of the JRC, then incorporated herein by reference. The JRC shall evaluate and discuss the results of and information related to the Research to ensure that the Research Plan specifies appropriate scientific direction and research goals, allocates research responsibilities correctly, and establishes relevant time lines, and that there is appropriate scientific management of the collaboration. The JRC shall summarize the progress of the

Research in a written report distributed to each party at least once each calendar year. The JRC shall establish procedures and guidelines to govern the operation of the project team.

         2.6     Selection of Candidate Drugs for Development.

                 (a)  During the Selection Period.  [*]

                 (b)  After the Selection Period.  [*]


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

[*]

         2.7 Extension of Research Term and Selection Period. P&U shall have, in its sole discretion, the right to extend the Research Term and Selection Period for an additional [*] period upon providing written notice to Geron of such election at least one hundred eighty (180) days prior to the expiration of the Research Term. In the event P&U makes such election, P&U shall pay Geron an additional [*] divided into [*] equal quarterly installments beginning on the third anniversary of the original Research Term as a non-refundable payment for research to be conducted by Geron during the [*] extension period. Any such extension of the Research Term (and the activities to be conducted during such extended period) shall be governed by the terms and conditions of this Agreement.

         2.8 Extension by Mutual Consent. Although the parties contemplate that the objective of the Research, if achievable, is likely to be achieved within three (3) years (or [*] if P&U elects to extend the Research Term in accordance with Section 2.7 above) after the Effective Date, they recognize that it may be desirable to extend the Research to complete work described in the Research Plan that was near completion at the end of the Research Term or to


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

commence a new Research Plan. The parties agree to discuss and negotiate in good faith any request by either party to extend the Research Term and the terms and conditions under which such extension could occur.

         2.9 Sharing of Information. Geron and P&U will exchange verbal or written reports presenting a meaningful summary of their activities, including research and development activities under this Agreement, on a monthly basis so as to keep the other party reasonably informed in a timely manner of its activities in the Field. Each party will make regular presentations to the other of its activities under this Agreement, and additionally on an informal basis, inform the other party of the work done under this Agreement. Each party will provide the other with data or other information regarding any and all work carried out in the course of the Research as reasonably requested by the other party. This Section 2.9 applies to (i) Information generated by the Research during the Research Term, (ii) Information relative to Candidate Drugs under development as provided herein, and (iii) Information relative to Products for which a royalty is due to Geron hereunder. Each party will make available and disclose to the other party promptly after the Effective Date all Knowhow of such party as of the Effective Date, to the extent necessary or useful for the other party's conduct of the Research hereunder. Each party will also disclose any additional Knowhow learned, acquired or discovered by such party at any time before the end of the Research Term, promptly after such Knowhow is learned. For such period of time as a Candidate Drug is being diligently developed hereunder or a Product is being commercialized with royalties due to Geron hereunder, Geron shall make available to P&U, in a timely fashion, all applicable Geron Technology which is necessary or useful for the evaluation, development, registration and commercialization of such Candidate Drugs or Products. Further, for such period of time as a Candidate Drug is being diligently developed hereunder or a Product is being commercialized with royalties due to Geron hereunder, Geron will provide reasonable technical assistance to P&U, as may be reasonably necessary for successful development and commercialization of such Candidate Drugs or Products; provided however, that following the Research Term, P&U shall reimburse Geron for such technical assistance (calculated in accordance with Geron's then prevailing FTE rate) and all reasonable out-of-pocket expenses, including food, travel and lodging incurred in connection with such technical assistance. All discoveries or inventions made during the Research Term by either P&U or Geron useful in or relating to the Research or the Field, including without limitation, information regarding initial discoveries of telomerase inhibitors and their activities, derivatives, and results of in vitro and in vivo studies, assay techniques and new assays will be disclosed to the other, with meaningful discoveries or advances being communicated promptly after such information is obtained or its significance is appreciated. Each party will make available to the other raw data from work carried out in the course of the Research. During the Research Term, with advance notice, Geron and P&U shall permit representatives of the other to visit its premises and view Research work in progress. During the Selection Period, Geron and P&U shall also permit the other party to review any data or documentation (and make copies) arising out of the Research and the other party's Technology.

                                   ARTICLE 3

                                  DEVELOPMENT

         3.1 Development in the Territory. P&U shall have the right to manage and control the development of Candidate Drugs selected in accordance with Section 2.6 in the Territory at its own expense. Promptly after selection of each Candidate Drug, P&U shall prepare a written Development Plan for the further preclinical and clinical development of such Candidate Drug, which Plan shall be amended periodically as necessary. P&U shall provide a copy of such Development Plan, and any amendments thereto, to Geron for review and comment. P&U shall provide Geron with notice of all meetings of the P&U project committee responsible for the development of the Candidate Drug, as well as written materials sufficient to inform Geron of the progress of the clinical development, and Geron shall be permitted to attend all such meetings. P&U shall use reasonable diligent efforts, consistent with good pharmaceutical industry practices, to develop Candidate Drugs selected by P&U for sale as Products in the Territory in accordance with the Development Plan. Commencing upon the [*] covering a Candidate Drug, P&U shall prepare and maintain complete and accurate information regarding the world-wide clinical development of Products and shall make such information available to Geron in the form of written detailed reports to Geron at least twice per year. Such reports shall summarize the status and results of all such development efforts. P&U also will respond to reasonable requests by Geron for additional information regarding the development of Candidate Drug. Notwithstanding Geron's right to review such information and


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

provide such comments, P&U retains the right, subject to diligence requirements contained in this Agreement, to develop Candidate Drugs in its sole discretion.

         3.2     Termination of Development.  [*]

         3.3 Funding of Development Program. P&U shall be responsible for conducting, and for all expenses related to, preclinical development and clinical trials for all Products containing Candidate Drugs, including, without limitation, toxicology studies, pharmacology studies, formulation, clinical trials, and regulatory filings. If Geron co-promotes a particular Product in the U.S. pursuant to Article 11 below, P&U shall be entitled to the Clinical Expense Credit


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

against royalties due Geron for that Product; provided however, that in no event shall any Clinical Expense Credit or any portion thereof be applied more than once.

                                   ARTICLE 4

                                    LICENSES

         4.1 License to P&U. Subject to the terms and conditions of this Agreement and the Three-Way Agreement, including, without limitation, the royalty provisions of Article 7 of this Agreement and Geron's right to co-promote and Kyowa Hakko's rights to co-promote and/or co-market, Geron hereby grants to P&U an exclusive, royalty-bearing license under Geron Technology to develop, make, have made, use, import, offer to sell, sell, and have sold Products in the Territory with the right to grant sublicenses as provided in this Agreement; provided, that, subject to Section 4.4 below and the following sentence, Geron expressly reserves the right to use such Geron Technology for all other purposes. Neither party shall, directly or indirectly, develop or promote a Candidate Drug being developed by P&U in accordance with
Article 3 above or a Product for which P&U is under an obligation to pay royalties to Geron in accordance with Article 7 below for use outside the Field without the written consent of the other party, which consent shall not be unreasonably withheld; provided however, that P&U shall not be deemed to be in breach of this Agreement if Products sold by P&U are used outside of the Field, provided that P&U (i) pays the applicable royalty due on such sales in accordance with this Agreement and (ii) has not knowingly developed or promoted such Product for sale or use outside of the Field.

         4.2 Research Licenses. Subject to the terms and conditions of this Agreement and the Three-Way Agreement, Geron hereby grants to P&U a world-wide, paid-up right and license under the Geron Technology solely to (a) discover compounds and conduct the Research during the Research Term, and (b) conduct secondary and tertiary screening and further evaluation of Selectable Compounds during the Selection Period. Subject to the other provisions of this Agreement and the Three-Way Agreement, P&U hereby grants to Geron during the Research Term a world- wide, paid-up right and license under the P&U Technology solely to conduct the Research. Subject to the terms and conditions of this Agreement and Geron's existing licenses to Kyowa Hakko under the KH Collaboration, each party covenants that during the Research Term it shall not grant any other licenses to any Third Party equivalent to, or that are reasonably likely to conflict with, the rights granted under this Section 4.2, other than limited non-commercial material transfer agreements and confidential disclosure agreements that are restricted to academic uses or under which Geron retains the rights to acquire, or to negotiate the acquisition of, the inventions in the Field that directly result from the use of such materials or confidential information. Neither party may grant sublicenses under the rights granted by the other party in this Section, except to Affiliates.

         4.3 Sublicensing. P&U shall have the right to sublicense any and all of its rights under Section 4.1 of this Agreement to (i) its Affiliates without Geron's consent and (ii) any Third Party only with the prior written consent of Geron, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, P&U may sublicense (i) its rights to sell Products to distributors in the ordinary course of business and (ii) upon advance written notice to

Geron, its rights to manufacture Products to contract manufacturers for sale by P&U or its Affiliates, and (iii) in any country where required by local law or customary pharmaceutical industry practices, its rights to manufacture and sell Products to Major Sublicensees.

         4.4 Exclusivity. Except as otherwise provided for in this Agreement, the KH Collaboration, or sponsored research agreements with institutions under which P&U or Geron Control (or have the option to Control) all material rights to inventions in the Field arising therefrom ("SRAs"), any research or development conducted or funded by P&U or Geron in the Field during the Research Term shall be deemed to be Research conducted pursuant to this Agreement. [*]


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

[*]

         4.5 Existing Third Party Technology. The licenses granted herein include sublicenses to certain technology and other rights that have been licensed from Third Parties ("Third Party Licenses"), including sponsored research agreements and options for patent licenses. Each party agrees that, to benefit from any sublicense under this Agreement, each party must abide by the terms and conditions of such Third Party Licenses. The party who entered into the Third Party License shall be responsible to the Third Party for all payments and other obligations attributable to this Agreement for Third Party Licenses in existence as of the Effective Date. To the extent any expansion of the rights granted pursuant to a Third Party License after the Signature Date increases the royalty or other obligations of either Geron or P&U, then such expansion shall be deemed to be an acquisition of new Third Party Technology and shall be governed in accordance with Section 4.6. EXHIBIT 4.5 contains a complete list of all Third Party Licenses entered into by Geron prior to the Signature Date of this Agreement, and Geron has provided P&U or its counsel complete and correct copies of all such agreements, as amended.

         4.6 New Third Party Technology. Following the Effective Date, if either party believes that technology related to the Field that is owned or controlled by Third Parties would be necessary or useful for the Research or to achieve the purpose of this Agreement, Geron and P&U will consult regarding licensing or acquiring such technology. The determination of whether such licenses and/or acquisitions shall be sought, the party that shall approach and


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

negotiate with such Third Parties, and the terms of any agreements with such Third Parties, including, without limitation, payments for sponsored research, shall be made by the JRC. Subject to the Three-Way Agreement, the cost of obtaining any licenses so approved by the JRC and the payment of any fees or royalty obligations thereunder shall be borne by [*]. If the JRC does not approve the license or acquisition of such technology, either party shall be permitted to acquire or obtain a license to any such Third Party technology at its own cost and without the other party's permission. Both parties shall be obligated to inform the other of such licensing or acquisition opportunities. Neither party shall be obligated to grant any sublicense to such Third Party technology to the other party after the Effective Date unless the other party agrees to pay an agreed upon portion of such costs and royalties. Exhibit 1.6 illustrates the parties' intent concerning the meaning of certain provisions of Sections 4.5 and 4.6.

         4.7 Limitations. To the extent permitted by law, P&U shall not sell Products to any Third Party that P&U believes will resell or use the Products in violation of this Agreement or the Three-Way Agreement. In the event such violations occur, P&U shall use reasonable diligent efforts to correct such violations and to prevent any future violations by such Third Parties.


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                                   ARTICLE 5

                               COMMERCIALIZATION

         5.1 Commercialization in the Territory. P&U shall use reasonable diligent efforts to market and sell Products successfully in the Territory, including but not limited to, the United States and each Major Country. After the first sale of a Product and prior to the end of each calendar year, P&U shall develop and maintain a plan for the commercialization of each Product in the Territory for the following calendar year ("Sales Plan"). P&U shall promptly deliver to Geron a copy of each such Sales Plan. Each Sales Plan shall include a comprehensive marketing and sales strategy for the applicable Product in the Territory, including projected market share for the Product and projected marketing resource commitment to the Sales Plan. P&U shall report its progress as measured against each Sales Plan to Geron at least [*] in summary written form and at least [*] in a detailed written report.

         5.2 Advertising and Trademarks. Unless otherwise agreed in writing, P&U shall have the sole authority to name Products containing P&U Compounds throughout the Territory. To the extent lawfully permitted, each Product label shall identify Geron as a licensor of each Product and, for Products that Geron co-promotes, shall carry Geron's logo under license from Geron. All Products sold by P&U (except for Products containing KH Compounds co-marketed with KH in Japan) and all Products containing P&U Compounds sold by P&U or KH in a given country shall be identified and advertised using such trademarks as P&U shall select, own, or


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

otherwise acquire. The trademarks for Products containing KH Compounds co-marketed with KH in Japan shall be determined as provided in Three-Way Agreement.

         5.3     Termination of Commercialization.  [*]

                                   ARTICLE 6

                                 MANUFACTURING

         Except as set forth in the Three-Way Agreement, P&U shall use reasonable diligent efforts to manufacture Products for commercial sale by P&U in the Territory in a cost-effective manner, and P&U shall use reasonable diligent efforts to ensure an adequate supply of Product for commercial sale in the Territory, including adequate contingency plans in the event of loss of primary manufacturing facilities.


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                                   ARTICLE 7

                                   ROYALTIES

         7.1 Royalties. In consideration of the license granted to P&U under Section 4.1, P&U shall pay to Geron a royalty on P&U Sales of Products in the Territory calculated each calendar year as follows on a Product-by-Product basis:

                 (a)      [*] of P&U Sales at or below U.S. [*]

                 (b)      [*] of P&U Sales over U.S. [*] and at or below U.S.
[*]

                 (c)      [*] of P&U Sales over U.S. [*] and at or below U.S.
[*]; and

                 (d)      [*] of P&U Sales over U.S. [*]

                 For purposes of this Article 7, a Product shall include any Product that is comprised of the same Compound or an [*]. Royalties shall be payable by P&U on all sales of Product co-promoted by Geron in the United States and by KH in the UK and Germany. Royalties shall not be payable by P&U on sales of Products to KH for its resale in Japan and the Asian Territory under co- marketing or other arrangements where such resales by KH are not booked as P&U sales. KH's sales of such Products shall be subject to royalties under the KH Collaboration.


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

         7.2 Term of Royalty Payments. Royalty payments shall continue to accrue and be payable with respect to P&U Sales of Products and will automatically expire on a country-by-country and Product-by-Product basis upon the earlier to occur of (a) or (b), where:

                 (a)      is the later to occur of:

                          (i)     for a Product for which the Product itself,
the method of manufacture of the Product in the manner practiced by or authorized by P&U, the use of the Product in the manner promoted by P&U, or the sale of the Product is not claimed in one or more P&U Patents or Geron Patents during the term of this Agreement, [*] from first commercial sale of such Product in such country;

                          (ii)    for a Product for which the Product itself,
the method of manufacture of the Product in the manner practiced by or authorized by P&U, the use of the Product in the manner promoted by P&U, or the sale of the Product is claimed in one or more P&U Patents or Geron Patents during the term of this Agreement, [*]


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                 (b)      [*]

         7.3 Paid Up License. Upon expiration of each royalty obligation on a country-by-country and Product-by-Product basis as provided in Section 7.2, (i) each party shall have a non-exclusive, fully paid-up license under the other party's Knowhow to make, have made, use, import, offer to sell, sell, and have sold such Product in such country with the right to grant sublicenses as provided in this Agreement, and (ii) the parties agree to discuss in good faith a fair and equitable arrangement for the parties to market generic products. Notwithstanding the foregoing, Geron and its Affiliates shall not be permitted to use, nor shall P&U be required to disclose, any Confidential Information of P&U related to the clinical development, manufacture or marketing of any such Product upon the expiration of the royalty obligation with respect to such Product.


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

         7.4     Reduction of Royalties.

                 (a) [*] the royalties payable under Section 7.1 above shall be reduced for a given quarter in the event that such Product has a combined COGS and royalty payment (without taking into account any credits), expressed as a percentage of P&U Sales, that exceeds [*] of the P&U Sales of such Product for such quarter, as follows:

                           COGS + Royalty          Royalty Rate Reduction
                           --------------          ----------------------
                                [*]                         [*]

                                [*]                         [*]

                                [*]                         [*]

provided, however, that in no event shall the royalty due Geron be reduced by the terms of this Section 7.4 to below [*]. Any such royalty reduction for any calendar quarter shall be effective only to the extent P&U delivers to Geron a written notice that specifies in reasonable detail P&U's calculation of COGS, including, without limitation, a breakdown of the major line items making up the COGS (the "Royalty Reduction Notice"). The Royalty Reduction Notice shall be sent to Geron along with the written account specified in Section 7.6 herein. For each quarter in which the Royalty Reduction Notice is delivered to Geron, Geron shall be entitled to have an independent accounting firm selected by Geron and reasonably acceptable to P&U inspect P&U's accounting records for the purpose of commenting on P&U's accounting practices


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

for the determination of COGS. P&U shall allow the firm to review the COGS specified in Royalty Reduction Notice against P&U's accounting records and shall reasonably cooperate with such review. All information received from P&U in connection with the inspection and review shall be considered Confidential Information under the terms of this Agreement. In the event the independent accounting firm determines that the COGS reported in the Royalty Reduction Notice does not reflect the COGS reported in P&U's accounting records, Geron shall promptly notify P&U [*]. In the event the parties are unable to agree on a COGS determination, then the matter shall be submitted to arbitration in accordance with Section 19.10. In the event that it is ultimately determined that P&U overstated COGS in the Royalty Reduction Notice, P&U shall pay to Geron an amount equal to the royalty amounts not paid to Geron as a result of the Royalty Reduction Notice, [*] of such underpayments and the costs related to such audit. Such rights of inspection and review shall be subject to the notice and records retention limitations set forth in Section 7.10.

                 (b) In the event royalties are reduced pursuant to Section 7.4(a) for [*] Geron shall have the right to engage an independent consultant reasonably acceptable to P&U to review P&U's manufacturing processes and other elements of COGS. The independent consultant shall have reasonable access to all aspects of P&U's manufacturing process and other aspects of P&U's operations that are relevant to COGS, including the ability to inspect the manufacturing facilities, to review manufacturing documentation and to meet and interview manufacturing personnel. P&U shall provide reasonable assistance to the independent consultant


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

and all information received in connection with the review shall be considered Confidential Information under the terms of this Agreement. Upon completion of the review, the independent consultant shall provide a written report to both parties that (i) assesses P&U's manufacturing processes and other elements of COGS against prevailing industry comparative measures and (ii) provides recommendations for reducing COGS. The parties agree to meet and discuss the report and to consider in good faith all recommendations for reducing COGS contained therein. The inspection and review rights of Geron set forth in this
Section 7.4 shall apply to P&U and any contract manufacturer engaged by P&U, and P&U will use reasonable diligent efforts to secure such rights for Geron in the event KH manufactures Products for P&U pursuant to the Three-Way Agreement.

         7.5 Royalty on Combination Products. In the event a Product is sold in a combination product with one or more other therapeutically active ingredients, P&U Sales shall be calculated by multiplying the P&U Sales of that combination product by the fraction A/C, where A is the gross selling price of the Product sold separately and C is the gross selling price of the combination product. The gross selling price of the Product and any other therapeutically active ingredients contained in the combination product shall be for a quantity comparable to that contained in the combination product and of the same class, purity and potency. When no gross selling price is available for such Product, P&U shall calculate a hypothetical gross selling price for such Product, allocating the same proportion of costs, overhead and profits as are then allocated to similar substances made by P&U and having an ascertainable current gross selling price. P&U shall include in each royalty report a full description of the method by which any calculation pursuant to this Section 7.5 is made.

         7.6 Reporting and Payment of Royalties. P&U shall deliver to Geron within [*] after the end of each calendar quarter a written account, including quantities, of P&U Sales by P&U and its Affiliates' and Major Sublicensees and the amount of the royalty payment due to Geron for such quarter. In each country where P&U is unable to remove the local currency received from P&U Sales, royalties accrued in that country shall be paid to Geron in the country in local currency by deposit in a local bank designated by Geron. For the purpose of computing P&U Sales for Products sold in a currency other than United States Dollars, such currency shall be converted into United States Dollars in accordance with P&U's customary and usual translation procedures. P&U shall only withhold taxes on such royalties as required by law but shall use reasonable diligent efforts to reduce such withholdings to the greatest extent possible and to remit promptly to Geron any refunds or rebates of taxes paid by P&U on behalf of Geron.

         7.7 Sales to Affiliates and Sublicensees. Sales of a Product between P&U, its Affiliates and its Major Sublicensees, or among such Affiliates and such Major Sublicensees, shall not be subject to royalty, which shall instead be applied on P&U Sales as defined in Section 1.35.

         7.8 Samples to Third Parties. No royalties shall accrue on the disposition of reasonable quantities of Products for no charge by P&U as promotional samples to Third Parties; provided however, that beginning [*] of a


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

Product in the United States or a Major Country, such quantities shall not exceed [*] of the total number of units of that Product dispensed, whether by sale or otherwise, [*] unless otherwise consented to by Geron.

         7.9 Minimum Royalty Payments Royalty credits available to P&U in accordance with this Agreement or any other legally binding agreement between the parties shall not reduce the royalty amounts otherwise then due to Geron by more than [*]. Unused credits may be carried over into subsequent royalty periods.

         7.10 Records of P&U Sales, Clinical Trials Expenses, and Costs of Goods Sold. P&U will maintain complete and accurate records of clinical trial expenses, P&U Sales, COGS, and other such factors as are relevant to the royalty and other payments to be made by P&U under this Agreement. Such records shall be open during reasonable business hours for a period of [*] from their creation for examination at Geron's expense, such examination to take place on thirty
(30) days written notice but not more often than [*] by a certified public accountant selected by Geron and reasonably acceptable to P&U. Such accountant shall review the records for the sole purpose of verifying the accuracy of the payments made by P&U under this Agreement, and such information shall be considered Confidential Information under the terms of this Agreement. In the event the examination shows an underpayment for any calendar quarter examined, P&U shall pay Geron the amounts underpaid. In the event such underpayment is in excess of [*] due to an error on the part of P&U, P&U shall


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

pay, in addition to the amount of the underpayment, [*] of such underpayment and the cost of such examination.

         7.11 Royalty Credits. P&U may credit the following against the royalties payable to Geron under Section 7.1:

                 (a)      Clinical Expense Credit as provided in Section 3.3;

                 (b)      [*] of all milestone payments made by P&U under
Article 9; and

                 (c)      the creditable amounts referred to in Section 14.7.

                                   ARTICLE 8

                               RESEARCH PAYMENTS

         8.1 Research Payments. In consideration of the Research to be performed by Geron pursuant to this Agreement, P&U shall pay to Geron the following non-refundable amounts as payment for the expenses related to such Research on the dates such payments are due:

                 (a) U.S. $1.25 million in cash due within ten (10) business days after the Effective Date of this Agreement for research expenses to be incurred from the Effective Date of this Agreement until June 30, 1997; and


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                (b) U.S. $1.25 million in cash due quarterly on July 1, October 1, January 1 and April 1 thereafter during the Research Term for research expenses to be incurred for the calendar quarter following such date.

         8.2 Excess Research Payments. If Geron does not expend the aggregate amount provided by P&U to Geron pursuant to Section 8.1 for Research during the Research Term, the parties shall agree upon possible extensions of the Research and possible additional research programs to utilize fully, on P&U's behalf, such amounts.

         8.3 Withholding Obligations. The amounts specified in Section 8.1 shall be net of any amounts to be withheld by P&U in accordance with the applicable withholding provisions of the tax laws of Italy, the U.S., or any other country. Geron shall be entitled to receive in cash the exact amount specified under each subsection of Section 8.1 notwithstanding the effect of any and all withholding or other payments made by P&U as a result of such provisions.

                                   ARTICLE 9

                                   MILESTONES

         9.1 Milestone Payments. In consideration of the rights granted under this Agreement, each of the following non-refundable payments will be made by P&U upon the first achievement of the following milestones:

                 (a) U.S. [*] in cash due upon the first selection of a Candidate Drug by P&U in accordance with Section 2.6;


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                 (b) U.S. [*] in cash due upon the first filing of an NDA for a Candidate Drug selected by P&U in accordance with Section 2.6; and

                 (c) U.S. [*] in cash due upon the first approval of an NDA for a Candidate Drug selected by P&U in accordance with Section 2.6.

         9.2 Milestone Payments for Additional Candidate Drugs and Products. In consideration of the rights granted under this Agreement, and only in the event the Research results in the creation of Candidate Drugs in addition to those for which a corresponding milestone payment under Section 9.1 has been made, each of the following non-refundable payments will be made by P&U upon the first achievement of the following milestones:

                 (a) U.S. [*] in cash due upon the second filing of an IND for a Candidate Drug selected by P&U in accordance with Section 2.6;

                 (b) U.S. [*] in cash due upon the earlier of (i) the enrollment of the first patient in the earlier of either a Phase IIB or Phase III trial initiated to demonstrate efficacy to obtain regulatory approval for a specific indication or (ii) the second filing of an NDA for a Candidate Drug selected by P&U in accordance with Section 2.6; and

                 (c) U.S. [*] in cash due upon the second approval of an NDA for a Candidate Drug selected by P&U in accordance with Section 2.6.


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

No milestone payment under this Section 9.2 shall be payable in respect of a Candidate Drug comprised of the same Candidate Drug or an [*] thereof for which a corresponding milestone payment was previously paid pursuant to
Section 9.1.

         9.3 Milestone Payments Generally. All such payments shall be made by wire transfer to the bank account designated by Geron within 15 days after achievement of the applicable milestone event. [*]

         9.4     Withholding Obligations.  The amounts specified in Sections
9.1 and 9.2 shall be net of any amounts to be withheld by P&U in accordance with the applicable withholding provisions of the tax laws of Italy, the U.S., or any other country. Geron shall be entitled to receive in cash the exact amount specified under each subsection of Sections 9.1 and 9.2 notwithstanding the effect of any and all withholding or other payments made by P&U as a result of such provisions.

         9.5 Credit Against Royalties. [*] of all milestone payments made by P&U under this Article 9 shall be credited against future royalties payable to Geron pursuant to Section 7.1.


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                                   ARTICLE 10

                                 SALE OF EQUITY

         P&U agrees to purchase and Geron agrees to sell an aggregate of U.S. 8,000,000 of Geron's Common Stock in a series of two separate equity investments on the terms and conditions set forth in the Common Stock Purchase Agreement attached hereto as EXHIBIT 10.

                                   ARTICLE 11

                               GERON CO-PROMOTION

         11.1 Co-Promotion. Geron shall have the right to co-promote with P&U certain of the Products in the United States on a [*] basis. Subject to the terms of Section 11.3 below, Geron shall elect such rights on a Product-by-Product basis by notice to P&U no later than sixty (60) days after P&U notifies Geron of the commencement of [*]

         11.2 Co-Promotion Agreement. If Geron so elects to co-promote any Product, Geron and P&U (or P&U's U.S. Affiliate) shall promptly enter into a separate agreement containing the essential terms set forth in EXHIBIT 11 and such modifications or other terms as the parties may mutually agree are appropriate for the co-promotion of a particular Product. While some additional terms may be included to implement a co-promotion arrangement for a particular Product and to reflect the then existing market conditions, Exhibit 11 contains all of the essential terms of such a co-promotion agreement. In the event the parties do not enter into a separate


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

agreement prior to the first commercial sale of such Product, then Geron and P&U shall co-promote such Product on the essential terms set forth in
Exhibit 11.

         11.3 Applicable Products. Geron's co-promotion rights shall be limited as follows:

                 (a) Geron shall have the right to co-promote the first Product containing a P&U Compound for a period of [*] after its first commercial sale in the United States; Geron shall not have the right to co-promote any subsequent Product containing a P&U Compound, provided, however, that in the event the first Product containing a P&U Compound is not sold by P&U in the United States for a period of at least [*], Geron shall have the right to co-promote any other Product containing a P&U Compound, if any, for the balance of such [*] term.

                 (b) Geron shall have the right to co-promote in the United States all Products containing Geron and KH Compounds for the period of time [*] in accordance with the terms of this Agreement; provided, however, Geron's right to co-promote shall not terminate in the event [*]


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                                   ARTICLE 12

                      THREE-WAY AGREEMENT AND KYOWA HAKKO

         12.1 Three-Way Agreement. Geron and P&U agree and acknowledge that certain of the rights and obligations set forth in this Agreement are subject to the terms and conditions of the Three-Way Agreement. Geron and P&U further agree and acknowledge that in the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Three-Way Agreement, the terms and conditions of the Three-Way Agreement shall prevail.

         12.2 Termination of the KH Collaboration. In the event the KH Collaboration terminates or expires during the term of this Agreement (other than as a result of a breach by Geron) [*] basis, by providing the other party with written notice within one hundred eighty (180) days following the termination or expiration of the KH Collaboration. If P&U elects to assume KH's rights described in clause (a) in the foregoing sentence, the product shall be thereafter deemed a Product for all purposes of this Agreement, including without limitation the royalty obligations of Article 7 contained herein, and, in addition, P&U shall be obligated to (i) make any unpaid milestone payments specified in the KH Collaboration with respect to such product and (ii) assume KH's obligations to develop such products in Japan and the Asian Territory. If Geron so


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

elects to co-promote any such product, Geron and P&U shall promptly enter into a separate agreement containing such terms as the parties may mutually agree are appropriate for the co-promotion of a particular product. In the event the parties do not enter into a separate agreement prior to the first commercial sale of such product in Japan, the matter shall be submitted for resolution in accordance with Section 19.10. Geron shall not assign or sublicense its right to co-promote in Japan, except in connection with a marketing collaboration with a Japanese partner reasonably acceptable to P&U; provided, however, that in the case of a product containing a P&U Compound, the parties shall discuss the nature and scope of any such marketing collaboration. Upon expiration or termination of the KH Collaboration, Geron shall not have any rights to co-promote with P&U any Products in either the United Kingdom or Germany.

                                   ARTICLE 13

                                CONFIDENTIALITY

         13.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the parties agree that, for the term of this Agreement and for [*] thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other information and materials furnished to it by the other party pursuant to this Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving party that such Confidential
Information:


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                 (a) was already known, other than under an obligation of confidentiality, to the receiving party at the time of disclosure by the other party;

                 (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

                 (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

                 (d) was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing party not to disclose such information to others; or

                 (e) was independently developed by the receiving party without the use of the other party's Confidential Information.

         13.2 Authorized Disclosure. Each party may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation against Third Parties, complying with applicable governmental regulations or conducting preclinical or clinical trials or otherwise in the development and commercialization of Products hereunder, provided that if a party makes any such disclosure of the other party's Confidential Information it will give reasonable advance notice to the other party of such disclosure requirement and, except to the extent inappropriate or impractical, will use its reasonable best efforts to secure confidential treatment of such Confidential Information required to be disclosed. With the prior consent of the other party, such consent not to be unreasonably withheld, each party may also disclose Confidential Information to Third Parties who have agreed to collaborate on the research, development, marketing and sale of compounds or products; provided, that such Third Party agrees in writing to restrictions substantially similar to the restrictions set forth in
Section 13.1.

                                   ARTICLE 14

              OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

         14.1 Patents Resulting from the Research Plan. During the Research Term, Geron shall promptly inform P&U of all inventions in the Field that are conceived or reduced to practice by service providers of Geron, solely or jointly with service providers of P&U. During the Research Term, P&U shall promptly inform Geron of all inventions in the Field that are conceived or reduced to practice by service providers of P&U, solely or jointly with service providers of Geron. For the purpose of this Article 14, "service providers" shall mean employees of the applicable party, and consultants or other persons or entities which are lawfully required to assign inventions to the applicable party. Inventions conceived or reduced to practice during the course of performing the Research shall be owned as follows:

                 (a) Such inventions shall be owned by P&U if conceived and reduced to practice solely by service providers of P&U. All Patents covering such inventions shall be P&U Patents. In the United States only, if a continuation-in-part application is filed on a P&U Patent by Geron for an invention described in subsection (c) below, Geron hereby assigns its entire right, title and interest in any such continuation-in-part application to P&U and P&U hereby grants to Geron, subject to the licenses granted P&U hereunder, a perpetual, worldwide, non-exclusive, transferable, royalty free, fully paid-up license to use such Patents for any purpose outside the Field. Such license shall continue notwithstanding termination or expiration of this Agreement.

                 (b) Such inventions shall be owned by Geron if conceived and reduced to practice solely by service providers of Geron. All Patents covering such inventions shall be Geron Patents. In the United States only, if a continuation-in-part application is filed on a Geron Patent by P&U for an invention described in subsection (c) below, P&U hereby assigns its entire right, title and interest in any such continuation-in-part application to Geron and Geron hereby grants to P&U, subject to the licenses granted Geron hereunder, a perpetual, worldwide, non-exclusive, transferable, royalty free, fully paid-up license to use such Patents for any purpose outside the Field. Such license shall continue notwithstanding termination or expiration of this Agreement.

                 (c) Such inventions shall be owned jointly by P&U and Geron if conceived and reduced to practice jointly by or on behalf of service providers of P&U and Geron. Such persons shall agree to assign such inventions to P&U and Geron, as applicable. Patents claiming such jointly invented inventions shall be Joint Patents. Subject to the licenses granted under this

Agreement, each party shall have the right to use Joint Patents without accounting to the other party.

         14.2 Patent Strategy. Subject to the provisions of this Article 14, the parties will cooperate in the development and execution of a patent strategy that maximizes patent protection of Products throughout the Territory and minimizes patent expenses. With respect to Joint Patents in particular, Geron and P&U shall decide by mutual written agreement on a case-by-case basis the party with primary responsibility for Joint Patent filings, prosecution, and maintenance. Each party shall assure that each of its employees, consultants and other contractors who perform the Research shall be lawfully obligated to assign or license all inventions conceived or reduced to practice during the course of performing such work to such party.

         14.3 P&U Responsibility for Patent Filings. P&U will diligently file, prosecute and maintain P&U Patents and, to the extent having primary responsibility therefor, Joint Patents to claim commercially relevant discoveries and inventions in the Field throughout the world. P&U will endeavor to ensure whenever possible that claims are filed and are issued in such Patents in the Field and that all such Patents are filed and prosecuted to ensure the validity of such Patents. P&U will endeavor to give Geron prompt notice of any decision to prepare a Patent relating to the Field. P&U will also endeavor to provide Geron with draft copies of all such Patents and related Patent prosecution documents, and Geron shall have, to the extent reasonably possible under the circumstances, an opportunity to comment. P&U will confer with Geron, and make reasonable effort to adopt Geron's suggestions regarding the prosecution of such Patents.

Notwithstanding the foregoing, P&U shall have the right to take such actions as are reasonably necessary to preserve its rights under P&U Patents throughout the world. After filing a Patent or Patent prosecution document in the Field, P&U will provide Geron a copy of any such filing. In addition, P&U will provide Geron with a copy of any official action and P&U submissions in such Patents, including an English translation thereof, if available.

         14.4 Geron Responsibility for Patent Filings. Geron will diligently file, prosecute and maintain Geron Patents and, to the extent having primary responsibility therefor, Joint Patents to claim commercially relevant discoveries and inventions in the Field throughout the world. Geron will endeavor to ensure whenever possible that claims are filed and are issued in such Patents in the Field and that all such Patents are filed and prosecuted to ensure the validity of such Patents. Geron will endeavor to give P&U prompt notice of any decision to prepare a Patent in the Field. Geron will also endeavor to provide P&U draft copies of all such Patents and related Patent prosecution documents, and P&U shall have, to the extent reasonably possible under the circumstances, an opportunity to comment. Geron will confer with P&U, and make reasonable effort to adopt P&U's suggestions regarding the prosecution of such Patents. Notwithstanding the foregoing, Geron shall have the right to take such actions as are reasonably necessary to preserve its rights under Geron Patents throughout the world. After filing a Patent or Patent prosecution document in the Field, Geron will provide P&U a copy of any such filing. In addition, Geron will provide P&U with a copy of any official action and Geron's submission in such Patents, including an English translation thereof, if available.

         14.5 Enforcement Rights. Each party shall promptly inform the other party after it becomes aware of the possible infringement of any of the Patents by any Third Party. Promptly after such notice, the parties agree to meet and discuss in good faith the appropriate strategy to stop such infringement. [*] shall have the first right to institute, prosecute, and control any action or proceeding with respect to any Patent at its own cost and expense. Should [*] elect not to institute, prosecute and control any such action or proceeding within ninety (90) days following notice of any such infringement, [*] shall have the right to institute, prosecute and control any such action or proceeding with respect to any Patent at its own cost and expense. Each party will timely grant any necessary authority it may legally grant to the other party to enforce the rights under such Patent in its name in the Field, all at the expense of the party bringing such action. The party not controlling such action or proceeding shall have the right to participate in such action or proceeding at its own expense and also agrees to cooperate in such action as may be reasonably requested by the party controlling such action or proceeding, including, without limitation, being named as a party in such action or proceeding. Any amounts recovered as a result of such action shall be allocated in the following order: (i) to reimburse the party initiating and controlling the action for its reasonable out-of-pocket expenses in making such recovery; (ii) to reimburse the other party for its reasonable out-of-pocket expenses in making such recovery; [*]


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

         14.6 Patent Costs. Patent Costs for P&U Patents shall be borne solely by P&U. Patent Costs for Geron Patents shall be borne solely by Geron. Patent Costs for Joint Patents shall be borne by the party with primary responsibility for that Joint Patent, on a case-by-case basis.

         14.7 Infringement of Third Party Patents. If any Third Party asserts a claim of patent infringement against P&U or Geron on account of either P&U's or Geron's use, manufacture, or sale of Products in the Territory, the party receiving such notice shall promptly notify the other of the existence and details of such claim. Promptly after such notice, the parties agree to meet and discuss in good faith the appropriate strategy to defend against such. The parties agree to cooperate with one another in the defense against any such claims. [*] shall, at [*] expense, control the defense against any claim of patent infringement brought against P&U or Geron resulting from the manufacture, sale or use of a Product by P&U, provided however, that
(i) [*] shall have the right to participate, at [*] expense, in such defense and (ii) [*] shall be entitled to offset against the royalties payable to [*] under Article 7 above for such Product [*] costs and expenses (including reasonable fees for outside counsel but excluding costs for in-house counsel) incurred by P&U to defend such claim and all royalties and other amounts paid or payable to dispose of such claim, but excluding any costs, expenses and other amounts relating to an unsuccessful defense against a claim of willful infringement or punitive damages. [*]


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

[*] If a claim is asserted against Geron or P&U for activities conducted by Geron in accordance with the Research Plan, Geron shall defend such action at its own expense.

         14.8 Back-up Rights. Should Geron determine not to file, prosecute, issue or maintain a Geron Patent or Joint Patent in the Field, it will timely grant any necessary authority it may legally grant to P&U to file, prosecute, issue or maintain such Patent in the name of Geron in the Field, all at the expense of P&U. P&U shall exercise reasonable judgment consistent with good pharmaceutical industry practices in determining whether to file, prosecute, issue or maintain any Patent, whether under Section 14.3 or this
Section 14.8, and shall not willfully avoid the issuance of any patent to avoid the payment of royalties to Geron; provided, however, that in the event Geron believes that P&U has breached the foregoing covenant, the parties shall agree to submit the matter for resolution in accordance with Section 19.10.

         14.9 Assignment. Neither party may assign its rights under any Joint Patent except with the prior written consent of the other party, provided, however, that either party may assign such rights without consent to an Affiliate or other permitted assignee of this Agreement.

         14.10   Patent Term Extension

         (a) Geron shall promptly notify P&U of (i) the issuance of each Geron Patent, giving the date of issue and patent number for each such Patent, and (ii) each notice pertaining to any


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

Geron Patent which it receives as a patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the "Act"), including but not limited to notices pursuant to Section Section 101 and 103 of the Act from persons who have filed an abbreviated NDA ("ANDA").
The parties shall cooperate in the enforcement of any Patent against any person who has filed an ANDA in the manner provided in Section 14.7 above.

         (b) Geron and P&U shall cooperate to obtain the maximum patent term restoration under the Act. Geron and P&U shall also cooperate to obtain supplementary protection certificates in respect to Patents issued by each national patent office in the European Union, and the equivalent patent term extensions in Japan and other countries. Each application for such extensions shall be timely submitted by the party responsible under Sections 14.3 or 14.4 for filing and maintaining the applicable Patent.

                                   ARTICLE 15

                         REPRESENTATIONS AND WARRANTIES

         15.1 Both Parties. Each of the parties hereby represents and warrants that: (a) it has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Three-Way Agreement, and the performance of its obligations thereunder; (b) this Agreement and the Three-Way Agreement have been duly executed and delivered on behalf of such party and constitute legal and binding obligations binding upon such party and enforceable in accordance with their terms; (c) the execution, delivery and performance of this Agreement and the Three-Way Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it; (d) except as set forth in the KH Collaboration with regard to Geron, it has not, and during the term of this Agreement will not, grant any right to any Third Party relating to its respective Technology in the Field which would abrogate or otherwise diminish the rights granted to the other party hereunder; and (e) it shall comply in all material respects with all laws, rules and regulations applicable to the performance of its obligations hereunder, including, to the extent applicable to such party, the discovery, development, manufacture, distribution, import and export and sale of pharmaceutical products.

         15.2 Additional Representation by P&U. P&U further represents and warrants that it has obtained all necessary approvals and consents of Pharmacia & Upjohn, Inc. to enter into this Agreement and the Three-Way Agreement.

         15.3 Additional Representation of Geron. Geron further represents and warrants that, notwithstanding anything to the contrary contained herein:
(a) it owns or Controls all existing Geron Knowhow and all current Geron Patents, including those listed on Exhibit 1.12, free and clear of any liens, third party claims or restrictions that are inconsistent with the grant of rights hereunder to P&U; (b) in respect to all existing Third Party Licenses, it has the right to grant the rights granted to P&U hereunder without any further consents, it is not aware that is in default thereunder and will take all actions reasonably required to comply in all material respects with all such Licenses during the term of this Agreement; (c) it has disclosed to P&U or its counsel all

Patents known by it to be owned by Third Parties and to be of material relevance in the Field; (d) it is not aware of any Patent or other intellectual property rights of any Third Party which is reasonably likely to materially and adversely affect either party's ability to conduct the Research or P&U's ability to exercise and exploit any license granted to it under this Agreement;
(e) it is not aware of any facts or circumstances which are reasonably likely to cause any of the issued Geron Patents to be invalid or any of the pending Geron Patents not to be validly issued; and (f) except as expressly set forth in the Third Party Licenses or otherwise on Exhibit 4.5, the license rights granted to P&U shall not be subject to any retained rights of any state, Federal or national government or governmental entity, including rights of the United States Government under the Bayh-Dole Act.

                                   ARTICLE 16

                           PUBLICITY AND PUBLICATIONS

         16.1 Publicity Review. The parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release to be agreed upon by the parties. In addition, Geron and P&U will jointly discuss and agree on the scope and content of any statement to the public regarding this Agreement or any aspect of this Agreement, subject in each case to disclosure otherwise required by law or regulation, including, without limitation, disclosure required by (i) order of a court, (ii) United States or Italian securities law filings in connection with public offerings or periodic reporting requirements, or (iii) prosecution of patent applications. In such event, the disclosing party shall promptly notify the other party of such disclosure before or as soon as practical after the disclosure. Geron and P&U agree that all such statements to the public shall be accurate in all material respects, consistent with requirements for confidentiality under Article 13, designed to limit the advantage a competitor of Geron or P&U may gain from any such statement, in compliance with the requirements of disclosure under any applicable securities laws or associated with periodic reporting requirements, and consistent with the standards and customs in the pharmaceutical industry for such statements by companies comparable to Geron and P&U. The terms of this Agreement may also be disclosed to Third Parties solely to the extent reasonably required in the disclosing party's ordinary course of business, so long as such disclosure is made under an obligation of confidentiality; provided however, that in no event may the terms of this Agreement be disclosed to potential collaborators or licensees without the prior written consent of the other party, such consent not to be unreasonably withheld. P&U and Geron shall have the right to review all SEC filings of the other party describing the terms of this Agreement or the arrangements between the parties reflected herein, prior to their submission to the SEC, including all proposed redacted copies of this Agreement. Geron and P&U shall have no obligation to submit any SEC filings or other documents to the other party that contain identical information previously approved by the other party for disclosure in the same context. Geron and P&U shall give due respect to any reasonable and timely request by the other party with respect to such filings, including confidential treatment of selected portions of this Agreement.

         16.2 Publications. Each party agrees that it shall not publish or present the results of the Research without the opportunity for prior review by the other party. Each party shall provide to the other the opportunity to review any proposed abstracts, manuscripts, or presentations (including information to be presented verbally) which describe a Product or a compound that may lead to a Product and that has not been previously disclosed to the public at least sixty (60) days prior to the intended date of such publication, and such submitting party agrees, upon written request from the other party, not to submit such abstract or manuscript for publication or to make such presentation until the other party has been provided a reasonable period of time to file patent applications on any material in such publication or presentation which it believes is patentable or to otherwise require the redaction of any material business, clinical or scientific information. It is the intent of the parties not to disclose publicly any information which may adversely affect any patent rights or either party's reasonable commercial interests.

                                   ARTICLE 17

                              TERM AND TERMINATION

         17.1 Term. This Agreement shall commence as of the Effective Date and, shall continue in effect until the later of [*]

         17.2 Termination for Breach. If either party materially breaches this Agreement at any time, which breach is not cured within ninety (90) days of written notice thereof from the non-breaching party, the non-breaching party may elect either to terminate this Agreement, in which case all rights and obligations of each party under this Agreement shall terminate, or modify this


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

Agreement on the terms and conditions set forth below. Promptly after delivery of any such notice of material breach, the parties shall meet to discuss all relevant facts and circumstances and attempt to agree upon a remedial plan. In the event of such a breach by Geron during the Research Term, P&U may elect to modify the Agreement as follows: [*] In the event of such a breach by Geron after the Research Term, P&U may elect to modify the Agreement as follows: [*] In the event of such a breach by P&U during the Research Term, then Geron may elect to modify this Agreement as follows: [*]


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

[*]. In the event that such termination occurs after the Research Term as a result of a breach by P&U of its development or commercialization obligations under this Agreement, including, without limitation, Sections 3.1 or 5.1 hereof, and the breach specifically relates solely to a specific Candidate Drug or Product, [*]. Any termination or modification under this
Section 17.2 shall be subject to Sections 17.6 and 17.7.

         17.3 Termination for Bankruptcy. Either party may terminate this Agreement with notice if the other party makes an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such party, or has a receiver or trustee appointed for all or substantially all of its property; provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within one hundred eighty (180) days after the filing thereof. Except for rights to trademarks and trade names, all rights and licenses granted under or pursuant to this Agreement by P&U or Geron are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under
Section 101 of the U.S. Bankruptcy Code. The parties agree that the parties as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either party under the U.S. Bankruptcy Code, the party

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

hereto which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the party subject to such proceeding elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by an non-subject party.

         17.4 Termination for Certain Other Events. This Agreement shall terminate, upon notice from either party, in the event: [*] Upon any such termination pursuant to this Section 17.4, all rights and licenses granted by Geron to P&U shall terminate and all payment obligations due thereafter under this Agreement shall terminate.

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

         17.5    Change of Control.

                 (a) During the Research Term. In the event that during the Research Term a Third Party or KH or its Affiliates (the "Acquiring Party") shall propose to acquire, directly or indirectly, [*] or more of the outstanding shares entitled to vote for the election of directors of Geron, Geron shall notify P&U of the proposed acquisition not less than sixty (60) days prior to consummation of such acquisition. P&U shall have the right, within 60 days of such notice, to elect to do one of the following: [*] P&U may make such election contingent upon the consummation of the proposed transaction. [*]

                 (b) After the Research Term. If, at any time after the Research Term, any Acquiring Party shall propose to acquire, directly or indirectly, [*] or more of the

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

outstanding shares entitled to vote for the election of directors of Geron, Geron shall notify P&U of the proposed acquisition not less than sixty (60) days prior to consummation of such acquisition. P&U shall have the right, within sixty (60) days of such notice, [*] P&U may make such election contingent upon the consummation of the proposed transaction. [*]

                 (c) General. Promptly after Geron notifies P&U concerning any proposed transaction with an Acquiring Party, the parties shall meet and discuss in good faith the issues related to the proposed transaction. Any Confidential Information of P&U relating to the clinical development, manufacture or marketing of Products shall not be disclosed to any Acquiring Party and may not be used by any Acquiring Party. P&U shall not be required to disclose any such Confidential Information to any Acquiring Party.

         17.6 Surviving Rights. The obligations and rights of the parties under Sections 2.3, 7.3, 7.10, 14.1, 14.6, 14.7, 14.9 and 16.1 and Articles 13,
17, 18, and 19 of this Agreement will survive termination.

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

         17.7 Accrued Rights, Surviving Obligations. Termination, relinquishment, or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination, relinquishment, or expiration, including damages arising from any breach hereunder. Such termination, relinquishment, or expiration shall not relieve either party from obligations which are expressly indicated to survive termination or expiration of the Agreement.

                                   ARTICLE 18

                  INDEMNIFICATION, DISCLAIMERS AND LIMITATIONS

         18.1 P&U Indemnification. P&U shall indemnify and hold Geron and its Affiliates harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees), and expense resulting from any claim for bodily injury or property damage: (a) relating to the development, manufacture, use, distribution, or sale of any Product by P&U, its Affiliates or sublicensees in the Territory, or (b) due to the negligence or willful misconduct of P&U, its Affiliates or sublicensees, or their employees or agents. P&U shall indemnify and hold Geron and its Affiliates harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees), and expense resulting from any (i) breach of P&U's representations under
Article 15, (ii) except as provided in Section 18.2 below, claim of patent infringement or violation of other intellectual property rights arising out of P&U's, its Affiliate's or sublicensee's conduct of the Research or Geron's, its Affiliate's or sublicensee's use of the P&U Technology in the conduct of the Research or (iii) claims of patent infringement arising out of P&U's, its Affiliates' or sublicensees' method of manufacture of Candidate Drugs and Products.

         18.2 Geron Indemnification. Geron shall indemnify and hold P&U and its Affiliates harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees), and expense resulting from any claim: (a) relating to the development, manufacture, use, distribution or sale by Geron, its Affiliates or sublicensees of any product containing Geron or KH Compounds, the rights to which reverted to Geron under this Agreement or (b) other than product liability claims, (i) arising directly out of Geron's co-promotion activities pursuant to this Agreement, or (ii) due to the negligence or willful misconduct of Geron, its Affiliates or sublicensees, or their employees or agents. Geron shall indemnify and hold P&U and its Affiliates harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees), and expense resulting from any (i) breach of Geron's representations under Article 15, or (ii) claim of patent infringement or violation of other intellectual property rights arising out of Geron's, its Affiliate's or sublicensee's conduct of the Research or P&U's, its Affiliate's or sublicensee's use of the Geron Technology in the conduct of the Research.

         18.3 Employees. Each party shall indemnify and hold the other party harmless, and hereby forever releases and discharges the other party, from and against all claims, demands, liabilities, damages and expenses (including attorney's fees) arising out of personal injury (including death) or property damage incurred or suffered by employees or consultants of the indemnifying party, its Affiliates or contractors in the performance of or under this Agreement, except to the extent caused by the sole negligence, recklessness or willful misconduct of such other party, its employees or agents.

         18.4 Claim Procedure. Upon obtaining knowledge of the institution of any action, proceeding, or other claim or demand of indemnity hereunder, the party seeking indemnification (the "Indemnified party") shall promptly notify in writing the other party thereof (the "Indemnifying party"). If such claim or demand relates to a claim or demand asserted by a Third Party, the Indemnifying party shall have the right at its expense to employ counsel to defend such claim or demand and the Indemnified party shall have the right, but not the obligation, at its expense to participate in the defense of any such claim or demand. So long as the Indemnifying party is defending such claim or demand in good faith, the Indemnified party will not settle such claim or demand without the Indemnifying party's consent. The Indemnified party shall make available to the Indemnifying party all records and other materials reasonably required by it in contesting a claim or demand asserted by a Third Party against the Indemnified party and shall cooperate in the defense thereof.

         18.5 Limited Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER GERON (OR ITS AFFILIATES) NOR P&U (OR ITS AFFILIATES) WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR

OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

         18.6 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT WITH RESPECT TO ALL OF THE FOREGOING.

                                   ARTICLE 19

                                 MISCELLANEOUS

         19.1 Reasonable Diligent Effort. As used herein, the term "reasonable diligent effort" means efforts and resources commonly used in the research-based pharmaceutical industry for a product at a similar stage in its product life taking into account the establishment of the product in the marketplace, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the product and other relevant factors. Such resources and efforts shall be determined for a particular Product on a case-by-case basis; and it is anticipated that the level of effort will change over time reflecting changes in the status of the Product and the marketplace.

         19.2 Assignment; Sale or Merger. Neither Geron nor P&U shall have the right to assign any or all of its rights under this Agreement to any Third Party or KH or its Affiliates without the prior written consent of the other party. Notwithstanding the foregoing, but subject to the terms of Section 17.5, either party may assign all of its rights or obligations under this Agreement without the other party's consent (i) to any Affiliate provided that such Affiliate is also assigned the related business and assets which are the subject of this Agreement and (ii) in connection with the sale of all or substantially all of the assigning party's related business, whether by merger, stock sale, or other transaction; provided that in either case, such assignment shall not relieve such party of its responsibilities for performance of its obligations under this Agreement. This Agreement shall survive any merger of either party with or into another party.

         19.3 Meetings. Meetings of the JRC may be called by either party on thirty (30) days written notice to the other unless such notice is waived by the parties in writing or by the attendance of all representatives. The JRC may be convened, polled, or consulted from time to time by means of telecommunication or correspondence.

         19.4 Retained Rights. Except as expressly set forth in this Agreement, nothing in this Agreement shall limit in any respect the right of either party to conduct research and development and market products outside the Field using such party's Technology, and no license to use the other party's Technology to do so is granted herein by implication.

         19.5 Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses or otherwise be deemed to be in default on account of failure of performance by the defaulting party if the failure is occasioned by government action, war, fire, earthquake, explosion, flood, strike, lockout, embargo, act of God, or any other similar or dissimilar cause beyond the control of the defaulting party; provided, that the party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure, provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

         19.6 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

         19.7 No Trademark Rights. Except as otherwise expressly provided herein, no right is granted by the Agreement to use in any manner the name "Geron" or "Pharmacia & Upjohn" or any other trade name or trademark of the other party in connection with the performance of this Agreement.

         19.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), five (5) business days after mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

         If to Geron, addressed to: Geron Corporation, 230 Constitution Drive, Menlo Park, CA 94025; Attention: President; Telephone: 415-473-7700;
Facsimile:  415-473-7750; with a copy
to:  Venture Law Group, 2800 Sand Hill Road, Menlo Park, CA 94025; Attention:
Joshua L. Green; Telephone:  415-854-4488; Facsimile:  415-233-8386.

         If to P&U, addressed to: P&U & Upjohn S.p.A., Via Robert Koch, 1.2, 20152 Milano, Italy; Attention: Managing Director; Telephone: +39 2 4838 2023;
Facsimile: +39 2 4838 2033; with a copy to: Wiggin & Dana, 301 Tresser Blvd., Stamford, Connecticut 06901; Attention: James F. Farrington, Jr.; Telephone:
(203) 363-7614; Facsimile:  (203) 363-7676.

         19.9 Governing Law. This Agreement shall be governed by the laws of the State of New York, U.S.A., as such laws are applied to contracts entered into and to be performed within such state notwithstanding the provisions governing conflict of laws under such laws to the contrary.

         19.10   Dispute Resolution.

                 (a) General. The parties recognize that disputes as to certain matters may arise from time to time arise during the term of this Agreement which relate to either party's rights or obligations hereunder. It is the objective of Geron and P&U to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Section 19.10, if and when a dispute arises under this Agreement.

                 (b) Prior Negotiation. Except for disputes within the JRC, all disputes hereunder will be resolved as provided in this Section 19.10. Either party may, by written notice to the other, have such dispute referred to their respective chief executive officers, for attempted resolution by good faith negotiations within twenty (20) business days after such notice is received. In the event the designated executive officers are not able to resolve such dispute within thirty (30) business days after such notice, either party may at anytime thereafter invoke the provisions of Section 19.10(c).

                 (c) Arbitration. Except for disputes within the JRC, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be finally settled by binding arbitration in New York, New York U.S.A. under the Commercial Arbitration Rules of the American Arbitration Association, by three arbitrators appointed in accordance with said rules.
Each party shall select one such arbitrator, and the two arbitrators so chosen shall select the third arbitrator. The arbitrators shall apply New York law, without reference to rules of conflicts or law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief to compel arbitration in accordance with this Section 19.10, or to resolve any disputes primarily relating to patent matters (including, without limitation, matters relating to the validity, scope or ownership of patents) without breach of this arbitration provision.

         19.11 Waiver. All waivers must be in writing signed by authorized representatives of both parties. Except as specifically provided for herein, the waiver from time to time by either of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such party's rights or remedies provided in this Agreement.

         19.12 Severability. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the parties hereto covenant and agree to renegotiate for a period of ninety (90) days after such provision is held to be invalid or unenforceable any such term, covenant, or application thereof in good faith to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

         19.13 Entire Agreement. This Agreement and the Three-Way Agreement set forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the parties hereto and supersedes and terminates all prior agreements and understandings, including, without limitation, the Heads of Agreement dated December 20,

1996, other than those pertaining to confidential information between the parties and the Common Stock Purchase Agreements dated December 20, 1996, and March 23, 1997. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the parties other than as set forth herein. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

         19.14   Effective Date.

                 (a) This Agreement shall be effective the business day following the satisfaction of the last to occur of each of the following (the "Effective Date"):

                          (i)     all filings shall have been made, and the
expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

                          (ii)    amendment of the KH Agreement in a manner
satisfactory to each of P&U and Geron;

                          (iii)   execution of the Three-Way Agreement by
Geron, P&U and Kyowa Hakko; and

                          (iv)    receipt of all other government approvals
necessary to enter into this Agreement, the Three-Way Agreement and the amendment to the KH Collaboration.

                 (b) P&U and Geron shall use their best efforts to satisfy each of the foregoing conditions as soon as possible following the Signature Date.

         19.15 Third Party Rights. The parties acknowledge that certain of the obligations, rights and licenses granted pursuant to this Agreement are subject to the terms and conditions of applicable Third Party Licenses. Except as expressly set forth in Article 15, in the event of a conflict between the terms and conditions of this Agreement and the applicable Third Party License, the terms and conditions of the applicable Third Party License shall control.

         IN WITNESS WHEREOF, the parties have executed this License and Research Collaboration Agreement in duplicate originals by their proper officers as of the date and year first above written.

                                       GERON CORPORATION



                                       By:  /s/ Ronald W. Eastman
                                            -------------------------------

                                       Title:  President
                                               ----------------------------


                                       PHARMACIA & UPJOHN S.p.A.



                                       By:  /s/ Lamberto Andreotti
                                            -------------------------------

                                       Title:  Managing Director
                                               ----------------------------

                                                                     EXHIBIT 1.6

                             INTERPRETIVE EXAMPLES


The following examples are intended to illustrate the parties' intent concerning the meaning of the sections of the Agreement set forth below:


SECTION 1.6 - "CONTROL"

Control shall include rights which a party may acquire by the exercise of a option under, for example, a sponsored research agreement so long as the applicable royalty rate does not exceed the rate set forth in a related license agreement already in effect between the parties. If the royalty rate increases (or additional payments are required which are not otherwise payable under an existing Third Party License), the exercise of such rights shall be treated as an expansion of a Third Party License under Section 4.6.

SECTION 4.5/4.6 - NEW "THIRD PARTY LICENSES"

Geron shall pay all royalties and other payments due under its existing Third Party Licenses to the extent not exceeding the rate or amounts now set forth in such Licenses. If, for example, a new invention arises under an existing sponsored research agreement and Geron may acquire rights to such invention only upon the payment of a royalty rate higher than the rate now set forth in any applicable Third Party License, the acquisition of such rights shall be deemed an expansion of such Third Party License as described in Section 4.5. Whether Geron acquires such rights shall first be determined by the JRC under Section 4.6. If the JRC approves the acquisition of such rights, the royalty payments exceeding the amounts set forth in the existing applicable Third Party Rights shall be shared equitably as provided in
Section 4.6.

[*]

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                                  EXHIBIT 1.12

                                 GERON PATENTS

                          I.   PATENTS OWNED BY GERON

         1.      Telomerase Screens and Inhibitors:  [*]

         2.      TRAP and other Telomerase Activity Assays:  [*]

         [*]

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

         3.      RNA Component of Telomerase (hTR):  [*]
         [*]

         4.      hTR Promoter Screen:  [*]
         [*]

         5.      Telomerase Cloning:  [*]
         [*]

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

         6.      Telomere Length Assays:  [*]
         [*]

          II.PATENTS EXCLUSIVELY LICENSED BY OR UNDER OPTION TO GERON

         1. Third Party Licensor: The Board of Regents of the University of Texas ("UT" - all) and The Board of Regents of the University of California ("UC" - 2/3 through 4/5). [*]
         [*]
         [*]

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

[*]

[*]

         2.      Third Part Optionor:  Baylor University.  [*]
[*]

         3.      Third Party Optionor:  Cold Spring Harbor Laboratory. [*]

[*]

[*]

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

[*]

         4.      Third Party Licensor:  Fred Hutchinson Cancer Research Center.
[*]



[*]


         5.      Third Party Optionor:  McMaster University. [*]



[*]


         6. Third Party Licensor: University Technology Corporation (for the University of Colorado). [*]


[*]

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                                  EXHIBIT 1.37

                                 RESEARCH PLAN

AIM: This workplan provides the description of activities, timelines and resource allocations concerned with the P&U-Geron collaborative research project to discover and develop small organic inhibitors of telomerase for the treatment of cancer in humans.

GENERAL PRINCIPLES: Research activities aimed at discovering telomerase inhibitors will be pursued in a collaborative and coordinated fashion by Geron and P&U. To maximize synergy, both sides will contribute with the most appropriate resources, including FTEs, taking into account the expertise and capabilities present at each site, thus avoiding duplication and overlap.

A Project Team will be established with members from Geron and P&U representing key competencies required for optimal advancement of research. Thus the composition of the Project Team may change as the collaboration progresses.

[*]

                [Graphic: Work Flow Chart which indicates in graphic flow-chart format the basic research responsibilities arising from this agreement.]


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

DESCRIPTION OF ACTIVITIES:

Basic Research

[*]

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

Screening

[*]

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

[*]

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

CD CRITERIA

[*]

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

[*]

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                                  EXHIBIT 2.4

                            JOINT RESEARCH COMMITTEE

         Geron's initial appointees to the JRC:    Ronald W. Eastman
                                                   Federico Gaeta
                                                   Calvin B. Harley

         P&U's initial appointees to the JRC:      Lamberto Andreotti
                                                   Terje Kalland
                                                   Rolf Klepzen

                                  EXHIBIT 4.5

                              THIRD PARTY LICENSES

I.       GERON SPONSORED RESEARCH AGREEMENTS

         A.      University of Texas Southwestern Medical Center -- [*]

         B.      McMaster University -- [*]

         C.      Cold Spring Harbor Laboratory -- [*]

         D.      Baylor College of Medicine -- [*]


II.      LICENSES GRANTED TO GERON

         A. University Technology Corporation (for the University of Colorado) -- Exclusive Patent License Agreement Effective 9 December 1996.

         B.      The Regents of the University of Texas -- [*]

         C. The Regents of the University of California -- Exclusive Patent License Agreement Effective 2 February 1994.

         D. Cold Spring Harbor Laboratory -- Exclusive License Agreement for Telomerase Inhibition Screen Effective September 1993.


III.     LICENSES GRANTED BY GERON

         A. The U.S. and State Governments -- Licenses Granted Pursuant to Government Funding (standard statutory licenses granted to the U.S. Government in connection with the receipt of governmental funding, i.e., royalty-free license to the government and march-in rights):



* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                          1.      National Cooperative Drug Discovery Grant;
                 Telomerase: A Molecular Target for Cancer Chemotherapy (with Memorial Sloan-Kettering Cancer Center); Funding Period: 21 September 1995 to 31 August 2000.

                          2. The Regents of the University of California Breast Cancer Research Program; Telomerase: A Factor for Early Detection of Breast Cancer; Funding Period I July 1995 to 30 June 1997.

                          3. National Science Foundation Grant; Telomere Synthesis and Maintenance in Higher Eukaryotes (formerly with the University of California, Davis); Funding Period 15 April 1993 to 31 March 1997.

                          4. National Institute of Aging Grant; Structure and Function of Telomeres in Mammalian Aging (Cold Spring Harbor Laboratory & McMaster University); Funding Period 15 September 1991 to 31 July 1996.

                          5. Small Business Research Program SBIR Grant (Phase 1); Telomerase Expression as a Prognostic Indicator for Breast Cancer; Funding Period: March 1995 to May 1995. Note Phase 2 application is pending and has received favorable consideration (Funding Period 1 March 1997 to 30 April 1999).

                          6.      National Science Foundation Grant;
                 Transcriptional Enhancers and Chromatin Structure (formerly with the University of Michigan); Funding Period: 31 May 1993 to 31 May 1995.

                          7. Allied Signal Project; Cell and Animal Models of Telomere Loss in Aging (with Cold Spring Harbor Laboratory & McMaster University); Funding Period: 1 April 1993 to 30 October 1994.

                          8. Small Business Research Program SBIR Grant (Phase 1); Telomerase Inhibition as a Selective Anti-Cancer Therapy; Funding Period 7 July 1994 to 7 December 1994.


         B.      Research-Use-Only Kit Licenses

                          1. Boehringer Mannheim -- TRAP Assay Kits; Effective 21 March 1996.

                          2. Dako Corporation -- Telomerase RNA Component Assay Kits; Effective 27 February 1996.

                          3. Kyowa Medex Co., Ltd.-- TRAP Assay Kits & Clinical Diagnostics Using Same; Effective 12 June 1996.

                          4. Oncor, Inc. -- TRAP Assay Kits; Effective 1 November 1995.

                          5. Pharmingen -- TRAP Assay and Telomere Length Analysis Kits; Effective Date 15 October 1996.

                                   EXHIBIT 10

                        COMMON STOCK PURCHASE AGREEMENT

             (Attached as Exhibit 10.29 to the Company's Report on
                Form 10-Q for the Quarter Ended March 31, 1997)

                                                                     EXHIBIT 11

                               CO-PROMOTION TERMS

The following terms shall be contained in a separate co-promotion agreement that shall be entered into pursuant to Section 11.2 of the Agreement. In this
Exhibit 11 "P&U" shall refer to the Pharmacia & Upjohn Affiliate in the United States, which shall be a party to the co-promotion agreement.

         1. Direct Sales Forces. The parties shall co-promote the Products in the United States using their own direct sales forces and a centrally coordinated marketing approach developed by P&U. The Products shall be sold with identical packaging and promotional materials.

         2. Manufacturing Distribution and Pricing. P&U will be solely responsible for manufacturing, physically distributing, shipping, booking sales, and invoicing all Products. P&U shall also be solely responsible for determining the sales price and all pricing related strategies.

         3. Account Allocation. Although P&U has the primary marketing role, Geron shall have the right to deploy a co-promotion sales force. Such Geron sales force shall comprise such number of sales representatives as may be required to effectively perform the level of detailing and other promotional activities required to achieve [*]of the sales in the United States, which the parties now intend will require having [*] of the total number of direct sales representatives detailing and promoting the Products. The parties agree to allocate accounts in an unbiased manner based on objective, quantifiable information and market research data with the objective of allocating to each party accounts from which each such party will have the opportunity to maximize sales. Geron recognizes that P&U's representatives may also call on the same accounts to promote P&U's other products, and may also promote the Products. However, the representatives will coordinate their efforts to optimize the calling effort on each account.

         4. Sales and Distribution. Winless otherwise agreed, P&U shall have the sole responsibility with respect to the following:

                 4.1 Booking sales for and distribution of Products. Geron shall refer orders to P&U.




_____________________

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                 4.2 Handling all returns of Products. Any Products returned to Geron shall be shipped to the facility responsible for shipment of Products in United States to the attention of the Returned Goods Department or another location as may be designated by P&U.

                 4.3 Handling all recalls of Products. Geron will make available to P&U, upon request, all of its pertinent records which P&U may reasonably request to assist P&U in effecting any recall.

                 4.4 Handling all aspects of order processing, invoicing and collection, Product distribution, warehousing, inventory and receivables, and collection of data of sales to hospitals and other end users.

                 4.5 Handling all other customer service related functions.

         5. Marketing and Promotional Materials. All marketing and promotional materials related to the Products shall be prepared by P&U, and all marketing and promotional platforms and campaigns shall be subject to review and approval by P&U. P&U shall be entitled to select any Third Parties involved in the preparation of such materials. With respect to written and visual promotional or educational materials, to the extent such materials identify or otherwise make reference to either of the parties, Geron and P&U shall both be presented and described as having participated in the development and commercialization of such Product, as permitted by applicable laws and regulations. All documentary information, promotional material and oral presentations (where practical) regarding the detailing and promoting of Products shall state this arrangement and display the names and logos of Geron and P&U.

         6. Training Program. P&U shall develop training programs relating to Products for the sales forces of each party. The parties agree to utilize such training programs on an ongoing basis to assure a consistent, focused promotional strategy. The initial training shall be carried out at a time which is mutually acceptable to the parties, and which is prior to but reasonably near the date on which the first NDA approval is expected. As additional members are added to the parties' respective sales forces, training will be given to groups of the newly selected members. While P&U will be responsible for providing such training, Geron shall pay all costs and expenses for its sales representatives, including salaries, and travel expenses.

         7. Compliance with Laws. Geron shall comply with all applicable laws and regulations, and drug regulatory agency policies and guidelines relating to the promotion of the Product.

         8. Direct Sales. Each party shall maintain its own direct sales force of suitably qualified and trained professional representatives. Such representatives shall be employees or independent contractors of such party. Geron's sales force shall comprise such number of sales representative that equals approximately [*] of the total number of Geron and P&U sales representatives Detailing (as defined below) and promoting the Products. Neither party shall have any authority or responsibility for the hiring, firing, compensation or employee benefits of the other party's sales force personnel. Each party shall pay all costs and expenses required to maintain its own sales force, including salaries, bonuses, benefits, car allowances, and travel expenses. Geron's compensation set forth below is based on Geron's compliance with the foregoing requirements. In all material respects (other than as to employment matters), P&U shall treat the Geron and P&U representatives as a combined sales force and shall provide the Geron representatives with the same support and assistance it provides its own representatives Detailing and promoting the Products.

         9. Promotional Plan. P&U, in consultation with Geron, shall establish a marketing and promotional plan each year (the "Promotional Plan"). The Promotional Plan shall include the general promotional activities planned for such year, and the allocation of specific responsibilities of the sales forces of P&U and Geron. Such specific responsibilities shall include the expected level of detailing and other promotional activities by Geron, and an allocation of the accounts and markets to which each party shall focus its detailing efforts.

         10. Detailing Effort. Geron shall detail the Products as required by the Promotional Plan using its qualified direct sales force personnel. The detailing effort shall be shared in accordance with the allocation described in Paragraph 3 above. "Detailing" shall mean a face-to-face meeting with individual physicians or other potential prescribers of the Products where the Products and its therapeutic use are presented in
                 the [*]   Geron shall allow P&U's sales management personnel
                 from time to time to accompany its sales representatives on detail calls to monitor their performance and facilitate training.

         11. Co-Promotion Compensation. Geron shall receive an annual fee equal to [*] of the [*], which shall be determined as follows:

                 11.1 The [*] shall equal [*] in the co-promotion country, less:

                          (a)     COGS,

                          (b)     Distribution Expenses,

                          (c)     Royalties, and

                          (d)     Marketing Costs

                 11.2 Each of The foregoing terms shall be defined as follows:





____________________

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                          (a)     "COGS" shall be as defined in the Agreement.

                          (b)     "Distribution Expenses" means [*].

                          (c)     "Royalties" means [*].

                          (d)     "Marketing Costs" means [*].

                          (e)     "Allocable Overhead" means [*].

* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                 All accounting and allocation of costs will be consistent with the costs attributed to P&U product management as measured in P&U's standard accounting system for activities directly related to products sold.

         12. Adverse Drug Events. The parties recognize that P&U, as the holder of the NDA, may he required to submit information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing, or marketed drugs. Information must be submitted at the time of initial filing for investigational use in humans and at the time of a request for market approval of a new drug. In addition, supplemental information must be provided on compounds at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending on the severity of tile experience. Consequently, each party agrees to follow P&U's standard operating procedures ("SOPs") for the reporting of adverse events in effect from to time to time and, to the extent not inconsistent with the SOPs, the following:

                 12.1 provide to the other for initial and/or periodic submission to government agencies significant information on the drug from preclinical laboratory, animal toxicology and pharmacology studies, as well as adverse drug experience reports from clinical trials and commercial experiences with the compound;

                 12.2 in connection with investigational drugs, report to the other within three (3) days of the initial receipt of a report of any unexpected or serious adverse experience with the drug, or sooner if required for either party to comply with regulatory requirements; and

                 12.3 in connection with marketed drugs, report to the other within five (5) business days of the initial receipt of a report of any adverse experience with the drug that is serious and unexpected or sooner if required for either party to comply with regulatory requirements. Serious adverse experiences mean any experience that suggests a significant hazard, contraindication, side effect or precaution, or any experience that is fatal or life threatening, is permanently disabling, requires or prolongs inpatient hospitalization, or is a congenital anomaly, cancer, or overdose. An unexpected adverse experience is one not identified in nature, specificity, severity or frequency in the current investigator brochure of the U.S. labeling for the drug. Each party also agrees that if it contracts with a Third Party for research to be performed by such Third Party on the drug, that party agrees to require such Third party to report to contracting party the information set forth in subparagraphs 12.1, 12.2 and 12.3 above.

         13.     Other Terms.

                 13.1 P&U shall grant Geron such rights under P&U's trademarks for the Products as shall be necessary to perform the co-promotion activities.

                 13.2 Geron may not conduct, directly or indirectly, any clinical trials of the Product. All required Phase IV and marketing trials shall be conducted by P&U.

                 13.3 If required in the United States, P&U shall grant such rights under its NDA and other registrations as may be required for Geron to conduct its co-promotional activities.

                 13.4 P&U shall have the right to terminate the co-promotion agreement if Geron fails to remedy a material breach within a reasonable time. P&U may also terminate the copromotion agreement if it permanently withdraws the Products from the market in the United States.

                 13.5 Each party shall have the right to inspect the records of the other party relevant to monitoring the other party's performance, including Geron's detailing records and P&U's costs records relating to the determination of the Net Marketing Margin.

                 13.6 Such additional or modified terms as may be required to comply with any legal requirements of the United States.














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